Exhibit 99.1

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666    FAX: 440/632-1700

www.middlefieldbank.bank

PRESS RELEASE

Company Contact:	Investor and Media Contact:
Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3200 tcaldwell@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Michael C. Ranttila Named Senior Vice President/Chief Financial Officer

of The Middlefield Banking Company

MIDDLEFIELD, OHIO, November 19, 2019  ◆◆◆◆  Middlefield Banc Corp. (Nasdaq: MBCN), the holding company of The Middlefield Banking Company (“Bank”), today announced that Michael C. Ranttila has been named Senior Vice President/Chief Financial Officer of The Middlefield Banking Company.

Mr. Ranttila has served as Senior Vice President of Finance of the Bank since October, 2017. Mr. Ranttila replaces Donald L. Stacy as Chief Financial Officer of the Bank. Mr. Stacy will continue to serve as Executive Vice President and Treasurer of the Bank, as well as Senior Vice President, Chief Financial Officer, and Treasurer of MBCN.

A certified public accountant, Mr. Ranttila first joined the Bank as Controller, in March 2011 and has extensive experience in financial reporting. Age 46, Mr. Ranttila is a Summa Cum Laude graduate of Youngstown State University, holding a Bachelor of Science in Business Administration, as well as a graduate of The Ohio State University with a Masters of Business Administration. Mr. Ranttila previously worked for Crowe as an auditor of community banks.

CEO and President Thomas G. Caldwell commented “Mike’s promotion is a natural evolution of the Bank’s executive team.” Mr. Caldwell noted, “Middlefield has grown significantly in size, scale, and complexity and we have assembled a strong and talented team of leaders to continue our rich history of serving customers needs and building shareholder value.”

About Middlefield

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is the bank holding company of The Middlefield Banking Company with total assets of $1.28 billion at September 30, 2019. The bank operates 15 full-service banking centers and an LPL Financial® brokerage office serving Beachwood, Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, Powell, Solon, Sunbury, Twinsburg, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio.

Additional information is available at www.middlefieldbank.bank

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.